Exhibit 10.16

January 31, 2020

Dear David,

I am pleased to extend an offer to join Agiliti Health, Inc. as a Vice President, located in Home Office and reporting to Tom Leonard, effective January 31st, 2020. This offer is contingent upon completion of Agiliti’s acquisiton of Mobile Instrument Service & Repair Inc.

This letter and the enclosed materials provide important employment information. To indicate your acceptance of the terms and conditions of this offer, please sign and return to recruiting@agilitihealth.com or fax to (952) 607-3112.

It is with great pleasure that Agiliti offers you the following:

•	Annual salary of $350,000

•	Under the discretion of the Agiliti leadership team, you will be eligible for an annual bonus targeted at 50% of base salary ($175,000) depending on the company’s performance.

•	$75,000 of your target bonus will be paid quarterly, based on MISR performance and capped at 100%.

•	The remaining porition of your target bonus will fall under the Agiliti Management Incentive plan, paid annually. Full bonus achievement is based on Agiliti company results.

•	Benefits – You will be entitled to the following:

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Vacation – You will be entitled to four weeks of vacation (which may be taken at such times and in such increments as you may choose.) There shall be no carryover of unused vacation from any period to another period

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Health Insurance – You will remain on MISR health insurance plans through December 31, 2020, according to your current elections. Starting January 1, 2021, you will be eligible to participate in the Agiliti health and welfare plans.

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You will be responsible for the employee portion of the premium. This amount will be offset by providing you a subsidy on your paycheck. The subsidy for 2020 will cover 100% of the employee portion. This subsidy will reduce by 25% each year with you being responsible for the full employee contribution beginning in 2024.

•	Your years of service with Agiliti Health, Inc. will be calculated upon your hire date with Mobile Instrument Service & Repair Inc.

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You are eligible to participate in the Agiliti 2018 Omnibus Incentive Plan. Participation and awards will be subject to Board approval, based upon your role and subject to the terms of the Plan. Pending approval by the Board of Directors, you will be eligible for an annual equity grant with an approximate valuation of $175,000 at the grant date. In addition to the annual grant, you will be eligible for a one-time Founder’s Grant with an approximate valuation of $450,000. We anticipate these grants to be awarded in March 2020.

•	You are eligible for the Agiliti Health Inc. Severance Plan. Plan document available upon request.

*Note that compensation and benefits may change at any time, at the company’s discretion and benefits are governed by the terms of the applicable plans and policies.

Once you begin employment with Agiliti you’ll be required to complete an I-9 form and a Healthcare Sanctions verification.

Please be aware that employment with Agiliti is at-will, which means that there is no guarantee of employment for any specific period and either you or Agiliti may terminate your employment at any time with or without notice.

We believe that you can contribute to the success of Agiliti and we sincerely hope that you will accept this offer and join us. Again, to do so please sign, fax or email the letter to recruiting@agilitihealth.com or (952) 607-3112.

If you have any questions, please contact recruiting@agilitihealth.com immediately.

Sincerely,

Bob Creviston

Chief Human Resources Officer

Read and accepted: /s/ DAVID L. ANBARI	Date: January 29, 2020